EXHIBIT 10.4

BONUS AGREEMENT

This Bonus Agreement shall be effective January 1, 2005 and is entered into by and between HyperFeed Technologies, Inc. (“Company”) and Randall J. Frapart (“Employee”).

The terms of the Bonus Agreement are as follows:

(1)	Employee will receive an annual bonus based on the percentage of increase in the Company’s audited net earnings (excluding the sale of all or part of the Company’s assets, software, or business) for a given year over the prior calendar year before tax and before executive bonus accruals for the Company’s management.

(2)	The amount of the bonus will be determined by multiplying said percentage of increase in net earnings over the prior year (“Net Earnings”) by 25% of Employee’s annual base salary for said given year.

(3) Any bonus earned by and awarded to Employee shall be paid to Employee as follows:

(a)	50% of said bonus shall be paid to Employee promptly after the bonus is granted, following finalization of the Company’s audited financial statements; and

(b)	The remaining 50% of said bonus shall be paid to Employee at the end of the first quarter of the following year.

(5)	In the event Net Earnings before bonus accruals decrease in a given year when compared to the prior year, the net earnings used to determine a bonus the following year shall consist of the highest annual net earnings before bonus accruals of the Company in any of the preceding three (3) years. The net earnings applicable to the 2003 year are $2,000,818 which number includes the sale of discontinued operations before bonus accruals.”

(6)	The Company shall withhold and deduct all payroll taxes, including state and federal withholding taxes, from bonus payments before payment to Employee.

(7)	If Employee is terminated by the Company without cause as defined in the HyperFeed Employee Handbook, the Company shall pay to Employee the pro rata amount of a bonus earned through the date of termination in accordance with the calculation in Section (2) above, plus the amount of any unpaid bonus accruals as outlined in Section (4) (b) above.

(8)	If Employee is terminated by the Company for cause as defined in the HyperFeed Employee Handbook, or if Employee voluntarily terminates employment with the Company, Employee will not be eligible to receive the pro rata amount of any bonus for the year of such termination, and Employee shall forfeit the right to receive any unpaid bonus accruals, detailed in Section (4) (b) above, from prior years.

(9)	The first calendar year for which this Bonus Agreement is in effect shall be 2005. This Bonus Agreement will be automatically renewed for one (1) calendar year, i.e., for 2006.

(10)	This Bonus Agreement shall be reviewed annually by the Board of Directors of the Company, and may be modified or terminated on written notice to the Employee not less than ten (10) days before the end of the calendar year. If this Bonus Agreement is terminated, any outstanding amounts due to Employee shall be paid to Employee immediately.

EMPLOYEE:

/s/ Randall J. Frapart
Randall J. Frapart
Senior Vice President and CFO
Date: May 12, 2005

HYPERFEED TECHNOLOGIES, INC.:

/s/ Ronald Langley
By: Ronald Langley
Title: Chairman
Date: May 21, 2005